Exhibit 99.1

NEWS RELEASE
Contact:	Alan Hill
SI International, Inc.
703-234-6854
alan.hill@si-intl.com

SI International Announces Increased Authorization

under Stock Repurchase Program

RESTON, VA — March 24, 2008 - SI International, Inc. (Nasdaq: SINT), an information technology and network solutions (IT) company, today announced that its Board of Directors authorized the expansion of SI International’s stock repurchase program for the repurchase of up to an additional 700,000 shares of its common stock.  This amount is in addition to the Board’s previous 300,000 share authorization, bringing the total number of shares of common stock authorized for repurchase to 1 million.  The aggregate maximum dollar amount to be spent on the repurchase program is $25 million.

The stock repurchase program will be funded from available cash and the Company’s existing credit facility.  The timing and volume of any purchases will be guided by management’s assessment of market conditions, securities law limitations, the number of shares to common stock outstanding and alternative uses for cash resources.  Shares may be purchased in the open market, including through block purchases, or through privately negotiated transactions.  The stock repurchase program may be suspended or discontinued at any time and without prior notice.

“We are always looking for the best way to deploy our available capital to enhance shareholder value.  We believe that a stock repurchase program is an attractive option,” said Brad Antle, President and CEO of SI International.  “The stock repurchase program reaffirms the confidence we have in our long-term growth and profitability, and demonstrates our commitment to enhance shareholder value.  Our strong balance sheet and cash flow from operations allow us to invest in our business, pursue strategic opportunities for growth, and implement our stock repurchase program.”

About SI International: SI International, a member of the Russell 2000 index, is a provider of information technology and network solutions (IT) primarily to the Federal government.  The Company combines technology and industry expertise to provide a full spectrum of state-of-the-practice solutions and services, from design and development to documentation and operations, to assist clients in achieving their missions.  SI International is ranked as the 42nd largest Federal Prime IT Contractor by Washington Technology and has approximately 4,500 employees.  More information about SI International can be found at www.si-intl.com.

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The above-referenced statements may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals, financial information or reporting, and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements may involve a number of risks and uncertainties, which are described in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties include: changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; risks relating to contract performance; changes in the competitive environment (including as a result of bid protests); and the important factors discussed in the Risk Factors section of the annual report on Form 10-K filed by the Company with the Securities and Exchange Commission and available directly from the Commission at www.sec.gov. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

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